Exhibit 99.1
DENBURY ANNOUNCES NEW CREDIT FACILITY

PLANO, TX – December 10, 2014 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that it has entered into a new five-year revolving credit facility which amends and restates the Company’s prior facility that was set to mature in May 2016.  This new amended and restated revolving credit facility (“Facility”) has a maximum facility size of $3.5 billion and an initial borrowing base of $3 billion.  The Company elected to maintain the aggregate lender commitments at $1.6 billion to be consistent with the Company’s prior facility.  The Facility provides for an annual redetermination of the borrowing base around May 1 of each year and permits the Company to increase the aggregate lender commitments up to the borrowing base amount with approval and incremental commitments from the existing lenders or new lenders.  The Facility also reduces borrowing costs by 25 basis points on the drawn spread, provides for a lower interest rate on the undrawn spread, and grants Denbury the option to release all collateral upon the receipt of a single investment grade rating.  The Facility was provided by a syndicate of 24 financial institutions including JPMorgan Chase Bank, N.A., as administrative agent, and Bank of America, N.A. and Wells Fargo Bank, National Association as co-syndication agents.

Denbury is a dividend-paying, domestic oil and natural gas company.  The Company’s primary focus is on enhanced oil recovery utilizing carbon dioxide, and its operations are focused in two key operating areas: the Gulf Coast and Rocky Mountain regions.  The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to tertiary recovery operations.  For more information about Denbury, please visit www.denbury.com.

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DENBURY CONTACTS:

Mark Allen, Sr. Vice President and Chief Financial Officer, 972.673.2000
Ross Campbell, Manager of Investor Relations, 972.673.2825